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                                                                    EXHIBIT 99.1

                     [SMARTFLEX SYSTEMS INCORPORATED LOGO]

FOR IMMEDIATE RELEASE
                                               Contact: John Hohener (Smartflex)
                                                                  (714) 838-8737
                                                            Juna Rowland (FiMaC)
                                                                  (562) 493-6983


           HOHENER APPOINTED VP OF FINANCE AND CHIEF FINANCIAL OFFICER

         TUSTIN, California -- August 4, 1997 -- Smartflex Systems, Inc. (Nasdaq: SFLX) today announced that John W. Hohener has been appointed Vice President of Finance and Chief Financial Officer reporting to President, CEO and Chairman of the Board, William L. Healey. Hohener replaces Al Castleman who has moved on toward a planned retirement.

         Hohener has been with Smartflex Systems for more than nine years as Corporate Controller and Treasurer. Prior to that, he was with Silicon Systems for eight years, where he held several financial management positions. Hohener holds a Bachelor's degree in finance from the University of California at Berkeley and a Master's degree in Business Administration from Pepperdine University.

         Healey commented, "John has been instrumental in moving the Company from a joint venture to a public corporation. He continues to make significant contributions to the success of the Company. I am pleased that he accepted the position."

         Smartflex Systems, Inc., headquartered in Tustin, California, is an electronics manufacturing services provider of sophisticated electronic assemblies and sub-assemblies. Smartflex provides comprehensive interconnect solutions, specializing in precision surface mount and direct die attach technologies on flexible circuit substrates. For more information, contact the Company's Web site at http://www. smartflex.com.


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